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armanino

May 17, 2019

Board of Directors
825 S Main St, Suite 100
Buda, TX 78610, and

Michael W. DeLaGarza
825 S Main St, Suite 100
Buda, TX 78610

VIA EMAIL TO Mdlg@cipherloc.net AND OVERNIGHT MAIL

Re: Resignation

Dear Board of Directors and Michael:

We are advising you of our decision to resign as Independent Auditors of Cipherloc Corporation for the year ended September 30, 2019 and all quarterly review procedures for the year then ended.

This decision is based upon our understanding that you failed to notify us or the Securities and Exchange Commission of the resignation of your Chief Financial Officer in a timely manner.

We also note the receipt of communications alleging potential undisclosed related party transactions and governance lapses, which we are unable to evaluate at this time.

We appreciate the opportunity to have assisted you in the past and wish the company a successful future.

Sincerely,

Ricardo D Martinez

Ricardo Martinez
Partner